                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Harken Energy Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            Harken Energy Corporation
--------------------------------------------------------------------------------
                   (Name of Persons(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         -----------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

         (5) Total fee paid:

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[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         --------------------------------------------------

         (2)  Form, Schedule or Registration Statement No.:

         --------------------------------------------------

         (3)  Filing Party:

         --------------------------------------------------

         (4)  Date Filed:

         --------------------------------------------------

                            HARKEN ENERGY CORPORATION
                         16285 PARK TEN PLACE, SUITE 600
                              HOUSTON, TEXAS 77084

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 22, 1999

         Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Harken Energy Corporation, a Delaware corporation ("Harken"), will be held at the Hyatt Regency - Houston, 1200 Louisiana Street, Houston, Texas 77002, on Tuesday, June 22, 1999, at 7:00 a.m., local time, for the following purposes:

         (1) To elect four Class C Directors of Harken to hold office in accordance with Harken's Certificate of Incorporation until the 2002 Annual Meeting of Stockholders and until their respective successors shall be duly elected and qualified; and

         (2) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 23, 1999 as the date of record for determining the stockholders entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting and any adjournment or postponement thereof.

         Harken's Annual Report on Form 10-K, a Proxy Statement containing information relating to the matters to be acted upon at the Annual Meeting and a form of Proxy accompany this Notice.

         You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. Your vote is important. The giving of such proxy does not affect your right to revoke it later or vote your shares in person if you should attend the Annual Meeting.

                                        By Order of the Board of Directors




                                        Larry E. Cummings
                                        Secretary

Irving, Texas
April 27, 1999

                            HARKEN ENERGY CORPORATION
                         16285 PARK TEN PLACE, SUITE 600
                              HOUSTON, TEXAS 77084

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 22, 1999


                             SOLICITATION OF PROXIES

         The accompanying proxy is solicited on behalf of the Board of Directors of Harken Energy Corporation, a Delaware corporation ("Harken"), in connection with the Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at the Hyatt Regency - Houston, 1200 Louisiana Street, Houston, Texas 77002, on Tuesday, June 22, 1999, at 7:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. This Proxy Statement and the accompanying Proxy will first be mailed to stockholders of record on or about May 15, 1999.


                        RECORD DATE AND VOTING SECURITIES

         The Board of Directors has fixed the close of business on April 23, 1999 as the Record Date (herein so called) for determining the holders of common stock, $.01 par value per share, of Harken ("Common Stock") entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting. The shares of Common Stock are the only shares of capital stock entitled to vote at the Annual Meeting. On April 23, 1999, Harken had 133,560,830 shares of Common Stock outstanding.


                                QUORUM AND VOTING

         The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. If a quorum is not present or represented by proxy, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally called.

         In the election of Directors, each holder of Common Stock will be entitled to cumulate his or her votes by voting the total number of shares of Common Stock held by such stockholder at the close of business on April 23, 1999 multiplied by the number of Directors to be elected, as such stockholder may see fit. Any holder of Common Stock who intends to cumulate his or her votes is required to give written notice of such intention to the Secretary of Harken on or before the day preceding the election at which such holder intends to cumulate his or her votes. Notice may be given on the Proxy. All holders of Common Stock may cumulate their votes if any holder has given such written notice. Discretionary authority to cumulate votes is not being solicited. On any matters other than the election of directors submitted to a vote of the stockholders at the Annual Meeting or any adjournment thereof, each stockholder will be entitled to one vote for each share of Common Stock owned of record by such stockholder at the close of business on April 23, 1999.

         Abstentions and broker non-votes will have no effect on the election of nominees to the Board of Directors.

                       ACTIONS TO BE TAKEN UNDER THE PROXY

         Proxies which are properly executed and returned will be voted at the meeting and any adjournment thereof in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated will be voted FOR election of management's four Class C Director nominees.

         Each of the nominees for election as directors has agreed to serve if elected. Harken knows of no reason why any of the nominees for election as directors would be unable to serve. Should any of the nominees be unable to serve, all proxies returned to Harken will be voted in accordance with the best judgement of the persons named as proxies except where a contrary instruction is given.

         Harken knows of no other matters, other than those stated above, to be presented for consideration at the Annual Meeting. If, however, other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgement on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the meeting from time to time.


                               PROXY SOLICITATION

         The expense of the solicitation of proxies will be borne by Harken. Solicitation of proxies may be made in person or by mail, telephone or telegraph by directors, executive officers and other employees of Harken. Harken will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and Harken will reimburse such entities for their reasonable out-of-pocket expenses. Harken has retained the services of ChaseMellon Shareholder Services to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost of the professional solicitation will be approximately $5,000 plus out-of-pocket expenses.


                               REVOCATION OF PROXY

         Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Secretary of Harken of such revocation; (b) by voting in person at the meeting; or (c) by executing and delivering to the Secretary of Harken a later dated proxy.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

         The number of directors constituting the full Board of Directors of Harken has been established as ten (10) in accordance with Harken's Bylaws. The Certificate of Incorporation provides that the Board of Directors be divided into Classes A, B and C, with staggered terms of three (3) years each. Four Class C Directors will be elected at the Annual Meeting to hold office until the 2002 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

NOMINEES FOR ELECTION AS CLASS C DIRECTORS:

                                                                                DIRECTOR
                   NAME, AGE AND BUSINESS EXPERIENCE                             SINCE
---------------------------------------------------------------------------     --------

DONALD W. RAYMOND (Age - 61) - Consultant to Harken from February 1993 to         1993
August 1995; Chairman, CFO and Treasurer of Chuska Resources Corporation
from 1988 to February 1993; President and Director of Sireen Oil, Inc. from
1990 to present.

RICHARD H. SCHROEDER (Age - 55) - Vice Chairman of Harken since March 1998;       1994
President of Harken from March 1994 to March 1998; President and owner of
RHS Management, a consulting firm, from November 1990 to March 1994;
President of Rosewood Resources, Inc. from January 1983 to November 1990.

STEPHEN C. VOSS (Age - 50) - Executive Vice President and Chief Operating         1997
Officer of Harken since September 1998, Senior Vice President of Harken from 1990 to September 1998.

GARY B. WOOD, PH.D. (Age - 49) - Founder and Chief Executive Officer of           1995
Concorde Financial Corporation, a registered investment advisor from 1981 to the present; Founder and Chairman of OmniMed Corporation, a health care and medical technology investment and management company from 1982 to the present; Chairman of Positron Corporation, and President and Director of
Concorde Funds, Inc.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MESSRS. RAYMOND, SCHROEDER, VOSS, AND WOOD TO THE BOARD OF DIRECTORS.

DIRECTORS CONTINUING IN OFFICE:

                                                                                DIRECTOR        TERM
                   NAME, AGE AND BUSINESS EXPERIENCE                             SINCE         EXPIRES
-------------------------------------------------------------------------       --------       -------
MICHAEL M. AMEEN, JR. (Age - 75) - From 1989 to the present Mr. Ameen             1994           2001
has served as a part time consultant to Harken with regard to Middle
Eastern exploration projects; Independent Consultant on Middle East
Affairs for the past seven years; Director of America Near East
Refugee Aid (a charitable organization).

MICHAEL R. EISENSON (Age - 43) - From 1986 to the present, a Managing             1987           2001
Director and Chief Executive Officer of Charlesbank Capital Partners,
LLC, the successor to Harvard Private Capital Group, Inc., which manages the private equity and real estate portfolios of the Harvard
University endowment fund. Director of ImmunoGen, Inc., a
biopharmaceutical company; Director of Playtex Products, Inc., a consumer products company; Director of United Auto Group, Inc., an auto dealership consolidator and retailer; Director of The WMF Group,
Ltd., an independent commercial mortgage banker; and Director of CCC
Information Services Group Inc., a computer software and data processing company.

MIKEL D. FAULKNER (Age - 49) - Chairman of the Board of Harken since              1982           2000
February 1991; CEO of Harken since 1982, and President of Harken from
1982 until February 1993.

BRUCE N. HUFF (Age - 48) - President of Harken since March 1998 and               1996           2000
Chief Financial Officer since January 1999; Senior Vice President and
Chief Financial Officer of Harken from 1990 to March 1998.

GARY R. PETERSEN (Age - 52) - Managing Director of EnCap Investments              1997           2000
LC for the last five years; Director of Nuevo Energy Company and
Energy Capital Investment Company.

HOBART A. SMITH (Age - 62) - From June 1991 to the present, Mr. Smith             1997           2001
has served as a consultant to Smith International Inc., an oil field service company; previously Mr. Smith served as Vice President
Customer Relations for Smith International, Inc.

VOTE REQUIRED TO BE ELECTED AS A DIRECTOR

         To be elected a Director, each nominee must receive the affirmative vote of a plurality of the votes duly cast at the Annual Meeting.

                       DIRECTORS' MEETINGS AND COMMITTEES

         During 1998, the Board of Directors held four meetings, which included two regularly scheduled meetings and two special meetings. The Board of Directors also acted by written consent seven times. The Board of Directors has standing Audit, Compensation, Finance and Technology Committees. During 1998, the Audit Committee, comprised of Messrs. Ameen, Wood and Smith, held two meetings and reviewed the financial statements of Harken and received reports and other communications from Harken's independent auditors. During 1998, the Compensation Committee, comprised of Messrs. Raymond, Petersen and Ameen, held three meetings, and acted by written consent once. The Compensation Committee is responsible for selecting parties eligible for grants of stock options, for making and setting terms for such grants and for setting compensation for the executive officers of Harken and its subsidiaries. During 1998, the Finance Committee, comprised of Messrs. Wood, Eisenson, Petersen, and Huff, held one meeting. During 1998, the Technology Committee, comprised of Messrs. Smith, Schroeder, Voss and Raymond, held one meeting.

         Harken does not have a Nominating Committee. Nominations for directors of Harken are considered by the entire Board. Stockholders wishing to recommend a candidate for consideration by the Board can do so in writing to the Secretary of Harken at its corporate offices in Houston, Texas, giving the candidate's name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

         During 1998, each current member of the Board of Directors (other than Mr. Eisenson) attended or acted upon at least seventy-five percent (75%) of (i) the meetings of the Board of Directors (held during the period during which he was a Director), and (ii) the meetings of the committees on which he served (held during the periods that he served on such committees).

                            COMPENSATION OF DIRECTORS

         In 1998, each non-employee Director of Harken received an annual retainer of $10,000 plus $2,500 for each committee on which the Director serves, except for Mr. Eisenson, who is unable to accept personally such Director compensation in accordance with the internal policies of Harvard Management Company. Mr. Eisenson's director fees of $12,500 were paid directly to Harvard Management Company. Non-employee Directors do not receive any additional fees for meetings attended. In addition, each non-employee Director was granted options to purchase 75,000 shares of Common Stock at an exercise price of $6.25 on January 5, 1998, and options to purchase 100,000 shares of Common Stock at an exercise price of $3.6875 on August 26, 1998, except for Mr. Eisenson, whose options were issued directly to Aeneas Venture Corporation. The exercise price of all options granted in 1998 was equal to the market price of the Common Stock on the date of grant.

           CERTAIN MATTERS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

         In July 1997, Gary R. Petersen was elected to the Board of Directors of Harken. Mr. Petersen is also a Managing Director of EnCap Investments L.C. ("EnCap"). On May 19, 1998, pursuant to an Asset Purchase and Sale Agreement, Harken purchased working interests in oil and gas properties located in southern Louisiana from St. Martinville Partners, Ltd. and Bargo Energy Company. EnCap has a significant equity interest in St. Martinville Partners. Harken issued an aggregate of 2,716,483 shares of Common Stock to St. Martinville Partners, Ltd. and Bargo Energy Company, which had an approximate value of $16,250,000 at the time the transaction was consummated. Harken may be required to pay up to an aggregate of $4,000,000 in additional consideration to St. Martinville Partners, Ltd. and Bargo Energy Company upon the resolution of certain contingencies. The amount of the additional consideration is currently being negotiated with St. Martinville Partners, Ltd. and Bargo Energy Company, and it is payable at Harken's option in the form of additional shares of Common Stock or cash. Harken believes that the terms of the transaction were no less favorable to Harken than those which could have been obtained from an unaffiliated party.

         In the second half of 1997, Harken made loans to Richard H. Schroeder, Bruce N. Huff, and Stephen C. Voss, each a Director and executive officer of Harken, in the amount of $90,000, $50,000, and $80,000, respectively. During 1998, Harken made additional loans to Messrs. Schroeder and Voss, in the amount of $160,000 and $15,000, respectively. Each loan is evidenced by a promissory note which bears interest at the rate of 7 percent per annum and is due and payable upon 30 days notice from Harken. Each of the promissory notes is secured by options to purchase shares of Common Stock held by such officers and Directors.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the compensation paid during fiscal years 1998, 1997 and 1996 to Harken's Chief Executive Officer and Harken's four most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation                       Long Term Compensation
                             -------------------------------------------------   --------------------------------
                                                                                   Securities
Name and Principal           Fiscal                              Other Annual       Underlying         All Other
Position                      Year     Salary        Bonus       Compensation    Options/SAR's(#)    Compensation
--------------------------   ------   --------      --------     -------------   ----------------    ------------
Mikel D. Faulkner             1998    $295,000      $200,000      $ 23,917(1)       350,000                 --
Chairman and Chief            1997    $215,000      $130,000      $ 20,050          850,000                 --
Executive Officer             1996    $170,000      $ 60,000      $186,175          550,000                 --

Richard H. Schroeder          1998    $225,000      $120,000      $17,000(2)        205,000                 --
Vice Chairman                 1997    $204,000      $100,000      $15,285           500,000                 --
                              1996    $170,000      $ 60,000      $ 9,875           350,000                 --

Bruce N. Huff                 1998    $225,000      $120,000      $21,327(3)        205,000                 --
President and Chief           1997    $180,000      $ 75,000        7,962           500,000                 --
Financial Officer             1996    $150,000      $ 27,000      $ 8,266           150,000                 --

Stephen C. Voss               1998    $225,000      $120,000      $17,000(2)        205,000                 --
Executive Vice President      1997    $180,000      $ 75,000      $14,853           500,000                 --
                              1996    $110,667      $ 20,000      $ 9,921           150,000                 --

Guillermo Sanchez             1998    $156,250      $ 40,000      $ 8,005(4)        100,000                 --
President of Harken de        1997    $125,000      $ 25,000      $ 7,159           250,000                 --
Colombia, Ltd.                1996    $100,000      $ 12,000      $ 4,750           125,000                 --

-------------

(1) Includes $13,244 relating to use of a company car, $5,673 for unused sick leave and vacation time, and $5,000 of 401(k) matching.

(2)  Includes $12,000 related to a car allowance and $5,000 of 401(k) matching.

(3) Includes $12,000 related to a car allowance, $5,000 of 401(k) matching, and $4,327 for unused sick leave and vacation time.

(4) Includes $5,000 of 401(k) matching and $3,005 for unused sick leave and vacation time.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                          Number of           % of Total
                          Securities         Options/SAR's
                          Underlying          Granted to        Exercise                      Grant Date
                         Options/SAR's       Employees in      Basis Price      Expiration       Present
       Name                Granted            Fiscal Year        ($/sh)           Date         Value(1)
--------------------     -------------       -------------     -----------      ----------    ----------
Mikel D Faulkner           350,000               11.8%           $3.69           08/26/08      $700,000
Richard H. Schroeder       205,000                6.9%           $3.69           08/26/08      $410,000
Bruce N. Huff              205,000                6.9%           $3.69           08/26/08      $410,000
Stephen C. Voss            205,000                6.9%           $3.69           08/26/08      $410,000
Guillermo Sanchez          100,000                3.3%           $3.69           08/26/08      $200,000


---------

(1) The grant date present value of these options was calculated based upon the Black-Scholes valuation method which calculated such present value as $2.00 per option. This analysis took into consideration the grant date market price of the Common Stock of $3.6875 per share on August 26, 1998, an assumed four year life of such options and a risk free rate of return of 5.0%.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

                                                           Number of Securities           Value of Unexercised
                                                          Underlying Unexercised              In-The-Money
                            Number of                        Options/SAR's at                Option/SAR's at
                          Shares/SAR's                        Fiscal Year End              Fiscal Year End (1)
                          Acquired on       Value      ----------------------------   ---------------------------
        Name                Exercise       Realized    Exercisable    Unexercisable   Exercisable   Unexercisable
--------------------      ------------     --------    -----------    -------------   -----------   -------------
Mikel D. Faulkner             ---            ---        1,372,492       1,343,750     $   473,524      $     0

Richard H. Schroeder          ---            ---          906,250         823,750     $   250,000      $     0

Bruce N. Huff                 ---            ---          550,000         680,000     $   140,625      $     0

Stephen C. Voss               ---            ---          540,000         680,000     $   140,625      $     0

Guillermo Sanchez             ---            ---          325,000         375,000     $    15,625      $     0

----------

(1) The closing price for the Common Stock as reported on the American Stock Exchange as of December 31, 1998 was $2.00. Value was calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Common Stock underlying the option.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee"), which is composed of three independent non-employee directors, develops and oversees Harken's executive compensation strategy. The strategy is implemented through policies and programs designed to support the achievement of Harken's business objectives and the enhancement of stockholder value. The Committee reviews on an ongoing basis all aspects of executive compensation. The Committee regularly reports to the Board of Directors on all items of compensation.

         The Committee's executive compensation policies and programs support the following objectives:

          o To offer compensation opportunities that attract high quality individuals to Harken, motivates them to perform at their highest levels and rewards them for outstanding achievement.

          o To align management's compensation with the annual and long-term performance of Harken.

          o To maintain a significant portion of management's total compensation at risk, tied primarily to the creation of stockholder value.

         The basic elements of Harken's executive compensation strategy are:

         Base salary. The Committee annually reviews each executive's base salary. In establishing annual compensation for executive officers, the Compensation Committee takes into consideration many factors in making a determination of aggregate compensation. Such factors during 1998 included: (i) the financial results of Harken during the prior year; (ii) the performance of the Common Stock in the public market; (iii) prior compensation paid to such executives over the past five years; (iv) compensation of executive officers employed by companies comparable to Harken; (v) the achievements of management in completing significant projects during the year; and (vi) management's dedication and commitment in support of Harken. Although the Committee compares the compensation paid to Harken's executive officers with compensation paid by comparable companies, the Committee uses such comparison only as one factor in determining compensation levels for Harken's executive officers and the Committee does not set a target compensation level in comparison to the range of compensation paid by comparable companies. The Committee exercises its judgement based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. Upon review of the factors described above, the Committee concluded that the management exhibited great dedication and commitment in support of Harken and made significant achievements in 1997 including the acquisition of oil and gas interest which substantially increased the Company's domestic oil and gas reserve base, the significant progress toward Harken's Colombian exploration efforts, and an increase in Harken's stock price in 1997 of 133%. After reviewing the above described factors and taking into account the recommendations of the Chief Executive Officer, the Committee set salary levels for 1998. Cash compensation for 1998 was set, on average, 25% higher than 1997 levels.

         Cash bonuses. The Committee annually determines cash bonus levels based upon the same factors considered when setting each executive's base salary. In 1998, cash bonuses ranged from 28% of base salary to 67% of base salary.

         Long-term incentive compensation. Harken's long-term incentive compensation consists of Harken's Stock Option Plans.

         The Committee views the granting of stock options and restricted stock awards as a significant method of aligning management's long-term interests with those of the stockholders. The Committee encourages executives, individually and collectively, to maintain a long-term ownership position in Harken's Common Stock. The Committee determines awards to executives based on its evaluation of criteria that include responsibilities, compensation, past and expected contributions to the achievement of Harken's long-term performance goals, and current practices of comparable companies. The exercise price of all stock options granted in 1998 was at or above the closing price of Common Stock on the date of grant and all stock options vest incrementally over a four year period. Restricted stock grants may be used selectively to attract and retain executives and to recognize outstanding performance, however, no restricted stock awards were made in 1998.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Mr. Mikel D. Faulkner is the Chief Executive Officer and Chairman of the Board of Harken. The Committee considered Harken's strong performance in 1997 in its annual review of Mr. Faulkner's compensation.

         The Committee took note of the fact that Harken made significant progress in 1997 towards implementing its overall business strategy. Specifically, Harken completed several acquisitions of oil and gas properties in 1997 which increased Harken's domestic oil and gas reserve base, made significant progress in its Colombian exploration efforts, and Harken's stock price rose 133% in 1997.

         The Committee increased Mr. Faulkner's base salary for 1998 37% over his base salary for 1997, and a cash bonus of $200,000 was granted to Mr. Faulkner. The Committee also granted Mr. Faulkner options to purchase 350,000 shares of Common Stock, which vest in equal increments over a four year period. In granting options to Mr. Faulkner, the Committee took into consideration the amount and terms of the options already held by Mr.
Faulkner.

FEDERAL INCOME TAX CONSIDERATIONS

         In 1993, the Internal Revenue Code was amended to place a $1 million cap on the deductibility on compensation paid to individual executives of publicly held corporations. The Committee took this into account, however, upon review of the available regulations and interpretations, decided that it would not make the deductibility of Harken's compensation for federal income tax purposes a criterion to be used in establishing compensation of the named executives during the present review cycle. The Committee took into consideration the belief that the current compensation levels of these executives would not be subject to the cap. The Committee continues to recognize that compensation should meet standards of reasonableness and necessity, which have been part of the Internal Revenue Code for many years.

                                             By:      Donald W. Raymond
                                                      Gary R. Petersen
                                                      Michael M. Ameen, Jr.


         This foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated by reference; and shall not otherwise be deemed filed under such Acts.

                        PERFORMANCE OF THE COMMON STOCK

         The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Harken specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The graph below compares the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Dow Jones Secondary Oils Stock Index over the same period (assuming the investment of $100 in the Common Stock, the S&P 500 Index and the Dow Jones Secondary Oils Stock Index on December 31, 1993 and reinvestment of all dividends).


                  COMPARISON OF CUMULATIVE SHAREHOLDER RETURN
                     DECEMBER 31, 1993 - DECEMBER 31, 1998

                                    [GRAPH]


                                                      December 31,
                              -----------------------------------------------------------
                               1993      1994      1995       1996       1997       1998
                              ------    ------    ------     ------     ------     ------
Harken Energy Corp             $100      $170       $140      $240       $560       $160

S&P 500 Index                   100       101        139       171        229        294

Dow Jones Secondary Oils
  Stock Index                   100        97        112       138        147        107

                            OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding each person who is known by Harken to beneficially own five percent (5%) or more of the outstanding shares of Common Stock as of April 23, 1999. Unless otherwise indicated, such persons have sole voting and investment power with respect to such shares and all such shares are owned beneficially and of record by the person indicated.

                                                             AMOUNT OF BENEFICIAL
         NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNERSHIP                PERCENT OF CLASS
         ------------------------------------                --------------------           ----------------
         EnCap Investments L.C.                                 15,832,217 (1)                   11.85%
         1100 Louisiana Street
         Suite 3150
         Houston, Texas 77002

         Ryback Management Corporation                          11,017,700 (2)                    8.22%
         7711 Carondelet Avenue
         Box 16900
         St. Louis, Missouri 63105

         Abdullah Taha Bakhsh                                    7,124,464 (3)                    5.31%
         c/o Traco International, N.V.
         P. O. Box 459
         Jeddah, Saudi Arabia

------------

(1) Includes an aggregate of 15,632,217 shares of Common Stock deemed to be beneficially owned by EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B, L.P., BOCP Energy Partners, L.P., and Energy Capital Investment Company PLC, each of which are affiliates of EnCap Investments L.C. The EnCap affiliates own a net profits interest in three prospects of Harken de Colombia, Ltd., a wholly-owned subsidiary of Harken. The EnCap affiliates have the right to convert the net profits interest into shares of Common Stock, at a conversion price based upon the market price of the Common Stock at the time of conversion. In addition, Harken has the right to pay cash instead of issuing Common Stock upon any conversion of the net profits interest. The exact number of shares of Common Stock which may be acquired if the net profits interest is converted into Common Stock, if any, is not currently known. The number of shares deemed to be beneficially held by the EnCap affiliates was calculated by assuming conversion of the net profits interest into Common Stock at a conversion price equal to $2.00, the closing sales price of the Common Stock on the American Stock Exchange on April 23, 1999.

         Also includes 75,169 shares issuable upon exercise of warrants held by EnCap Equity 1994 Limited Partnership, 24,831 shares issuable upon exercise of warrants held by Energy Capital Investment Company PLC, and 100,000 shares issuable upon exercise of warrants held by EnCap Investments L.C, each of which are affiliates of EnCap.

(2) Includes 7,020,000 shares of Common Stock held by the Lindner Dividend Fund and 3,997,700 shares of Common Stock managed by Ryback Management Corporation. The basis for certain of this information is Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on January 28, 1999 by Ryback Management Corporation.

(3) Includes shares of Common Stock owned of record by Traco International, NV ("Traco") and Atherstone Corporation NV ("Atherstone"). Traco is wholly-owned by Mr. Bakhsh, and Atherstone is indirectly owned by Mr. Bakhsh. The basis for certain of this information is Amendment 8 to
         Schedule 13D filed with the Commission on August 7, 1992 by Abdullah Taha Bakhsh.

         SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the number of shares of Common Stock beneficially owned by each Director, each named executive officer, and all of Harken's Directors and executive officers as a group as of April 23, 1999.

                                                           NUMBER OF SHARES          PERCENT
                                                             BENEFICIALLY              OF
                           NAME                                  OWNED                CLASS
             ---------------------------------             ----------------          -------
             Michael M. Ameen, Jr.                              51,000 (1)              (2)
             Michael R. Eisenson                             3,799,264 (3)            2.84%
             Mikel D. Faulkner                               1,461,079 (4)            1.08%
             Bruce N. Huff                                     575,000 (5)              (2)
             Gary R. Petersen                                   30,000 (6)              (2)
             Donald W. Raymond                                 153,750 (7)              (2)
             Guillermo Sanchez                                 350,000 (5)              (2)
             Richard H. Schroeder                              975,000 (5)              (2)
             Hobart A. Smith                                    80,950 (7)              (2)
             Stephen C. Voss                                   565,000 (5)              (2)
             Gary B. Wood                                      213,231 (8)              (2)
             All Directors and Executive                     8,682,513 (9)            6.29%
             Officers as a Group (16 Persons)

--------------------------

(1) Includes 30,000 shares issuable upon exercise of currently exercisable options issued by Harken.

(2)      Less than one percent (1%).

(3) Includes 3,780,514 shares held by Aeneas Venture Corporation ("Aeneas") and 18,750 shares issuable upon exercise of options held by Aeneas which are currently exercisable. Although Mr. Eisenson has no direct pecuniary interest in the shares held by Aeneas, Mr. Eisenson may be deemed to be the beneficial owner of such shares as a result of his position as a Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, the investment advisor for Aeneas.

(4) Includes 1,453,742 shares issuable upon exercise of currently exercisable options issued by Harken.

(5) Represents shares issuable upon exercise of currently exercisable options issued by Harken.

(6) Includes 25,000 shares issuable upon exercise of currently exercisable options issued by Harken. In addition, Mr. Petersen is a Managing Director of EnCap. EnCap is a significant stockholder of Harken. See "Security Ownership of Certain Beneficial Owners." Mr. Petersen disclaims beneficial ownership of the shares beneficially owned by EnCap.

(7) Includes 31,250 shares issuable upon exercise of currently exercisable options issued by Harken.

(8) Includes 48,588 shares owned by Concorde Financial Corporation which is 90% owned by Dr. Wood, 62,946 shares owned by Partners Trust, a trust established for the benefit of Dr. Wood's children, 5000 shares held by J&L Trust, of which Dr. Wood is the primary beneficiary, 5000 shares held by Wood Management Trust, of which Dr. Wood is a potential beneficiary, and 33,750 shares issuable upon exercise of currently exercisable options issued by Harken.

(9) Includes 4,485,306 shares issuable upon exercise of currently exercisable options issued by Harken.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP has served as independent public accountants for Harken since fiscal year 1979. A representative of Arthur Andersen LLP will be invited to attend the Annual Meeting and to make a statement if such representative desires to do so, and, if in attendance, will be available to respond to appropriate questions.

         Harken has not selected independent public accountants for fiscal year 1999. Selection of independent public accountants for fiscal year 1999 will be made by the Board of Directors, based upon the recommendations of the Audit Committee.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Harken's Directors and executive officers, and persons who own more than ten percent of a registered class of Harken's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Harken. Directors, executive officers and greater than ten-percent stockholders are required by SEC regulations to furnish Harken with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms and written representations from certain reporting persons, Harken believes that all filing requirements applicable to its Directors, executive officers and persons who own more than 10% of a registered class of Harken's equity securities have been complied with during 1998.


                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Any stockholder desiring to present a proposal to the stockholders at the 2000 Annual Meeting of Stockholders, which currently is expected to be scheduled in June 2000, must transmit such proposal to Harken so that it is received by Harken at its principal executive offices to the attention of the Secretary of Harken on or before January 3, 2000. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.


                                          By Order of the Board of Directors



                                          Larry E. Cummings,
                                          Secretary


Irving, Texas
April 27, 1999

                           HARKEN ENERGY CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 22, 1999


         The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Harken Energy Corporation ("Harken") to be held June 22, 1999, and (2) constitutes and appoints Mikel D. Faulkner, Bruce N. Huff and Larry E. Cummings, and each of them, attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act in accordance with the instructions set forth below with respect to, all of the shares of Common Stock of Harken standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meetings to which that meeting is adjourned. In their discretion, the proxies may vote upon such other matters as may properly come before the meeting.

         PROPOSAL ONE: Election of four Class C directors of Harken, to hold office in accordance with Harken's Certificate of Incorporation and Bylaws until the 2002 Annual Meeting of Stockholders.

         Nominees: Donald W. Raymond, Richard H. Schroeder, Stephen C. Voss and Gary B Wood.

         [ ] FOR each of the nominees listed     [ ] WITHHOLD AUTHORITY to vote
             above, except marked to the             for each of the nominees
             contrary below.                         listed above.

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY ONE NOMINEE, WRITE THE NAME OF SUCH NOMINEE IN THE SPACE PROVIDED BELOW.)

         -----------------------------------------------------------------------

         You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. This Proxy will be voted as specified. If no specification is made this Proxy will be voted FOR the proposal. Your shares cannot be voted unless you sign and return this card.





-----------------------------       ---------------------------   --------------
         (Signature)                        (Signature)               (Date)

   NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON, JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.